Exhibit 99.1

Allegheny Technologies Announces Third Quarter Results

PITTSBURGH--(BUSINESS WIRE)--October 22, 2008--Allegheny Technologies Incorporated (NYSE: ATI):

-- Sales were $1.39 billion
-- Net income was $144.1 million, or $1.45 per share
-- Segment operating profit was $248.4 million, or 17.8% of sales:
    -- High Performance Metals: 27.4% of sales
    -- Flat-Rolled Products: 13.4% of sales
    -- Engineered Products: 5.2% of sales
-- Year-to-date gross cost reductions of $104 million
-- Return on capital employed of 22.0%
-- Return on stockholders' equity of 27.2%
-- Net debt to total capitalization was 9.3%
-- Total debt to total capitalization improved to 17.9%
-- Cash on hand was $273 million

Allegheny Technologies Incorporated (NYSE: ATI) reported net income for the third quarter 2008 of $144.1 million, or $1.45 per share, on sales of $1.39 billion.

In the third quarter 2007, ATI reported net income of $193.9 million, or $1.88 per share, on sales of $1.33 billion.

For the nine months ended September 30, 2008, net income was $455.0 million, or $4.51 per share, on sales of $4.20 billion. For the nine months ended September 30, 2007, net income was $598.2 million, or $5.81 per share, on sales of $4.18 billion.

“During this time of great economic uncertainty, our solid third quarter performance reflects ATI’s transformation into a globally-focused, diversified high-value specialty metals company with strong cash flow and a quality balance sheet. We continue to move our metallic units to meet the demands of changing global markets,” said L. Patrick Hassey, Chairman, President and Chief Executive Officer.

“Direct international sales were a record $400 million, or 29% of total third quarter sales. Third quarter 2008 shipments of ATI’s total titanium products exceeded 12.5 million pounds, an increase of over 19% compared to the third quarter 2007. Shipments of titanium mill products in our High Performance Metals segment, primarily to the aerospace market, increased 11%; total shipments of these products in our Flat-Rolled Products segment, including our joint venture, primarily to global industrial markets, nearly doubled. Shipments of our exotic alloys increased 23%; and total shipments of our high-value flat-rolled products posted a double-digit increase compared to the third quarter 2007.

“Segment operating margin, while respectable, was compressed during the third quarter 2008 primarily due to a rapid decline in raw materials costs which did not match raw materials surcharges due to long production times. We also experienced a more competitive pricing environment for most of our products and decreased demand for our standard stainless sheet and plate products.

“Key financial metrics were strong. Return on capital employed was 22%. Return on stockholders’ equity was over 27%. Gross cost reductions for the first nine months 2008 were nearly $104 million, which already exceed our full year goal, as we remained focused on reducing costs through operating efficiencies.

“ATI is well-positioned during this period of economic uncertainty. At the end of the third quarter 2008 we had nearly $273 million of cash, no borrowings under our $400 million domestic credit facility, net debt to capitalization of 9.3%, and no significant near-term debt maturities. This strong financial position is after our self-funded investments during the first nine months of 2008 of $185 million in managed working capital, $365 million in capital expenditures, and nearly $242 million in share repurchases. We repurchased 3.4 million ATI shares in the third quarter.

“Our leadership team has been and continues to be cautious in our financial and enterprise risk management. ATI has grown and been transformed without the use of leverage. As a result, our strong balance sheet enables us to continue to focus on long-term profitable growth opportunities. We deploy our strong cash flow with a balanced approach to create long-term value for our shareholders. We are committed to this philosophy and can adjust the timing of our self-funded capital projects accordingly.

“Although ATI is much more resilient to economic downturns than at any time in the past, we are not immune to the economic fallout from the global credit crisis. Demand and pricing for some of our major products are clearly being impacted by the growing uncertainties in the U.S. and global economies, the impact from the strike at Boeing and the delay in its 787 program, and rapidly falling prices of certain raw materials. Prices of many of the raw materials we use have fallen significantly due to reduced global demand and deleveraging of certain traded commodities. As a result, some orders have slowed and we believe that a number of our customers are adjusting the timing of their projects until these raw material prices adjust and stabilize. We are responding to all of these uncertainties by adjusting the production levels of some of our products and ratcheting up our cost reduction goals for 2009.

“We are focused on delivering solid financial results during this period of uncertainty. We now expect our fourth quarter 2008 results to be in the range of $1.00 to $1.10 per share, resulting in full year 2008 earnings of $5.51 to $5.61 per share. We expect strong cash flow in the fourth quarter, including a significant reduction in managed working capital.

“We believe the long-term growth opportunities of our major global end markets remain strong. We intend to continue to enhance our leadership position in specialty metals with a focus on near-term and long-term opportunities in the aerospace and defense, chemical processing industry, oil and gas, electrical energy generation and distribution, and medical markets.”

	Three Months Ended		Nine Months Ended
	September 30		September 30
	In Millions
	2008	2007	2008	2007

Sales	$1,392.4	$1,335.0	$4,197.0	$4,178.9

Net income	$144.1	$193.9	$455.0	$598.2

	Per Diluted Share

Net income	$1.45	$1.88	$4.51	$5.81

Third Quarter 2008 Financial Highlights

  Sales were $1.39 billion, 4.3% higher than the third quarter 2007. Direct international sales increased to a quarterly record of $402.1 million and represented 29% of total sales. Compared to the third quarter 2007, sales increased 8% in the Flat-Rolled Products segment, and 12% in the Engineered Products segment, but declined 2% in the High Performance Metals segment.
  Segment operating profit was $248.4 million, or 17.8% of sales, compared to $324.5 million, or 24.3% of sales, for the third quarter 2007. Third quarter 2008 results included a LIFO inventory valuation reserve benefit of $41.0 million compared to a LIFO inventory valuation reserve benefit of $61.2 million for the 2007 period.
  Net income was $144.1 million, or $1.45 per share, compared to $193.9 million, or $1.88 per share, in the third quarter 2007.
  Cash flow from operations for the 2008 first nine months was $344.6 million as operating earnings more than offset a further investment of $185.2 million in managed working capital. Managed working capital was reduced by $86.1 million in the third quarter 2008, compared to the second quarter 2008.
  Cash on hand was $272.6 million at the end of the third quarter 2008.
  Gross cost reductions, before the effects of inflation, totaled $103.8 million company-wide in the first nine months of 2008.

High Performance Metals Segment

Third Quarter Market Conditions

  Demand for our titanium alloys was good for jet engine applications. Demand for our titanium alloys was steady from airframe customers and improved from the biomedical market. Demand for our nickel-based alloys and specialty alloys was softer from the jet engine market and improved from the oil and gas and electrical energy markets. Demand for our exotic alloys was strong from the chemical process industry and was good from the aerospace and defense and nuclear energy markets.

Third quarter 2008 compared to third quarter 2007

  Sales were $510.2 million, 2% lower than third quarter 2007. Shipments increased 11% for titanium and titanium alloys and 23% for exotic alloys, but declined 6% for nickel-based and specialty alloys. Average selling prices declined 12% for titanium and titanium alloys and 8% for nickel-based and specialty alloys. Average selling prices for exotic alloys increased 11%. The decline in the average selling price for titanium and titanium-based alloys, and nickel-based and specialty alloys was primarily due to lower raw material indices due to lower raw material costs and a more competitive pricing environment.
  Segment operating profit was $139.6 million, or 27.4% of sales, a $54.6 million decrease compared to the third quarter 2007. Third quarter 2008 operating profit was compressed by rapidly declining raw material costs, primarily titanium and titanium scrap, and nickel and nickel-bearing scrap. This resulted in higher cost material purchased earlier in the year flowing through cost of sales and not matching raw material indices included in the selling prices due to the long manufacturing cycle times of some of our products. This compression was partially offset by a $16.7 million reduction in the LIFO inventory valuation reserve, increased shipments and selling prices for zirconium products, and the benefits of gross cost reductions. The third quarter 2007 had a LIFO inventory valuation reserve benefit of $43.1 million, primarily due to lower raw material costs.
  Results benefited from $18.2 million of gross cost reductions, bringing year-to-date gross cost reductions in this segment to $49.6 million.

Flat-Rolled Products Segment

Third Quarter Market Conditions

  Demand was strong for our industrial titanium sheet, grain-oriented electrical steel, and nickel-based and specialty alloy products from the oil and gas, and electrical energy markets. Shipments of our standard stainless products were weak and pricing was competitive. Service center inventories of standard stainless products remained low and direct customer shipments to the oil and gas market were solid.

Third quarter 2008 compared to third quarter 2007

  Sales increased to $764.6 million, 8% higher than the third quarter 2007, due primarily to increased shipments for most products, including higher foreign sales, partially offset by lower raw material surcharges and lower base prices. Direct international sales increased $41.0 million to 26.9% of total 2008 segment sales. Shipments of standard stainless products increased 16% while total high-value products shipments increased 10%. Within high-value products, shipments of substantially all products, industrial titanium sheet, grain-oriented electrical steel, nickel-based alloys, and Precision Rolled Strip® products, exceeded year-ago levels. Average transaction prices for all products were 4% lower, primarily due to lower raw material surcharges, product mix, and more competitive base prices for standard stainless sheet and plate.
  Segment operating profit was $102.7 million, or 13.4% of sales, a decrease of $20.3 million compared to the third quarter 2007, primarily as a result of lower average base selling prices for standard stainless products and the timing difference between raw material surcharges and costs. Third quarter 2008 operating profit was negatively impacted by lower base prices for standard stainless sheet and plate products. In addition, third quarter 2008 operating profit was compressed by a rapid decline in raw material costs, primarily nickel and nickel bearing scrap. This resulted in higher cost material purchased earlier in the year flowing through cost of sales and not matching raw material surcharges included in the selling prices due to the long manufacturing cycle times of some of our products. This compression was partially offset by increased shipments and higher selling prices for our grain-oriented electrical steel, increased shipments of our flat-rolled titanium products, increased shipments of standard grade sheet products, and the benefits of gross cost reductions. Declining raw material costs, primarily for nickel and nickel scrap, resulted in a LIFO inventory valuation reserve benefit of $25.1 million in the third quarter 2008. The third quarter 2007 included a LIFO inventory valuation benefit of $18.2 million.
  Results benefited from $14.3 million in gross cost reductions, bringing 2008 first nine months gross cost reductions in this segment to $47.5 million.

Engineered Products Segment

Third Quarter Market Conditions

  Demand was solid for our forged products from the construction and mining, and oil and gas markets. Demand for our cast products was good from the electrical energy market, particularly for wind and gas turbine components. Demand for our tungsten and tungsten carbide products was down due to the work stoppage in the aerospace supply chain and shipments were down to the oil and gas and construction and mining markets due to disruptions after Hurricane Ike. Demand from the aerospace market remained good for our titanium precision metal processing conversion services.

Third quarter 2008 compared to third quarter 2007

  Sales were $117.6 million, 12% higher than the third quarter 2007.
  Segment operating profit was $6.1 million, or 5.2% of sales, compared to $7.3 million, or 6.9% of sales, for the comparable 2007 period. An increase in operating profit due to increased sales was offset by $1.5 million of start-up expenses with our Alpena, MI casting operation and the negative impact of higher raw material costs. These higher raw materials costs resulted in a LIFO inventory valuation reserve charge of $0.8 million. The third quarter 2007 included a LIFO inventory valuation reserve charge of $0.1 million.
  Results benefited from $2.7 million of gross cost reductions, bringing 2008 first nine months gross cost reductions in this segment to $6.7 million.

Retirement Benefit Expense

  Retirement benefit expense decreased to $2.5 million in the third quarter 2008, compared to $7.6 million in the third quarter 2007, primarily as a result of higher than expected returns on plan assets in 2007 and the positive benefits of the voluntary pension contributions over the last several years.
  For the third quarter 2008, retirement benefit expense included in cost of sales was $1.6 million and in selling and administrative expenses was $0.9 million. For the third quarter 2007, the amount of retirement benefit expense included in cost of sales was $4.8 million, and the amount included in selling and administrative expenses was $2.8 million.
  As of September 30, 2008, our U.S. defined benefit pension plan was approximately 92% funded which represents a decline in the funding level for this plan from the beginning of the year and results primarily from a significant decline in the value of equity investments held by the pension fund. If the value of pension plan investments remains at this level at year-end, the Company would recognize a significant increase in pension expense in 2009 compared to 2008.

Other Expenses

  Corporate expenses for the third quarter 2008 were $13.4 million, compared to $18.5 million in the year-ago period. This decrease was primarily due to lower expenses associated with annual and long-term performance-based cash incentive compensation programs.
  Third quarter 2008 interest expense, net of interest income, was $1.7 million compared to $0.1 million in the year-ago period. The increase in net interest expense was primarily due to less interest income.

Income Taxes

Results for the third quarter 2008 included a provision for income taxes of $83.9 million, or 36.8% of income before tax, for U.S. Federal, foreign and state income taxes. The third quarter 2007 included a provision of $100.1 million, or 34.0% of income before tax.

Cash Flow, Working Capital and Debt

  Cash on hand was $272.6 million at the end of the third quarter 2008.
  Cash flow from operations during the 2008 first nine months was $344.6 million as operating earnings were partially offset by a further investment of $185.2 million in managed working capital. Managed working capital was reduced by $86.1 million in the third quarter 2008, compared to the second quarter 2008.
  The investment in managed working capital during the first nine months of 2008 resulted from a $92.5 million increase in accounts receivable, which reflects the timing of sales in the third quarter 2008 compared to the fourth quarter 2007, and a $119.7 million increase in inventory mostly as a result of increased business activity, partially offset by a $27.0 million increase in accounts payable.
  At September 30, 2008, managed working capital was 31.8% of annualized sales, compared to 32.2% of annualized sales at year-end 2007. We define managed working capital as accounts receivable plus gross inventories less accounts payable.
  Cash used in investing activities was $363.8 million in the 2008 first nine months and consisted primarily of capital expenditures.
  Cash used in financing activities was $331.5 million in the 2008 first nine months primarily due to the repurchase of 4.7 million shares of the Company’s common stock at a cost of $241.8 million, dividend payments of $54.1 million, $24.5 million for taxes on share-based compensation, and a reduction in borrowings of $12.2 million. As of the end of the third quarter 2008, the Company has repurchased 5.4 million shares of stock for $303.1 million since the share repurchase program was initiated in November 2007.
  Net debt as a percentage of total capitalization was 9.3% at the end of the third quarter 2008. This compares to a negative 4.5% at the end of 2007 as cash on hand exceeded total debt. Total debt to total capital improved to 17.9% at September 30, 2008, compared to 19.2% at the end of 2007.
  There were no borrowings outstanding under ATI’s $400 million unsecured domestic borrowing facility, although a portion of the letters of credit capacity was utilized.

Allegheny Technologies will conduct a conference call with investors and analysts on October 22, 2008, at 1 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.alleghenytechnologies.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including credit market conditions and related issues, and global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, construction and mining, automotive, electrical energy, chemical process industry, oil and gas, medical and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2007, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $5.5 billion during 2007. ATI has approximately 9,700 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007

Sales	$1,392.4	$1,335.0	$4,197.0	$4,178.9
Costs and expenses:
Cost of sales	1,085.8	968.1	3,267.5	3,024.0
Selling and administrative expenses	74.3	73.5	223.7	224.3
Income before interest, other income (expense) and income taxes	232.3	293.4	705.8	930.6
Interest expense, net	(1.7)	(0.1)	(2.8)	(7.0)
Other income (expense), net	(2.6)	0.7	(5.0)	0.9
Income before income tax provision	228.0	294.0	698.0	924.5
Income tax provision	83.9	100.1	243.0	326.3

Net income	$144.1	$193.9	$455.0	$598.2

Basic net income per common share	$1.46	$1.90	$4.54	$5.88

Diluted net income per common share	$1.45	$1.88	$4.51	$5.81

Weighted average common shares outstanding -- basic (millions)	99.0	101.8	100.2	101.7

Weighted average common shares outstanding -- diluted (millions)	99.7	103.1	100.9	103.0

Actual common shares outstanding -- end of period (millions)	97.3	102.2	97.3	102.2

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited - Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
Sales:
High Performance Metals	$510.2	$520.5	$1,495.7	$1,555.6
Flat-Rolled Products	764.6	709.2	2,345.6	2,297.5
Engineered Products	117.6	105.3	355.7	325.8

Total External Sales	$1,392.4	$1,335.0	$4,197.0	$4,178.9

Operating Profit:

High Performance Metals	$139.6	$194.2	$421.8	$541.9
% of Sales	27.4%	37.3%	28.2%	34.8%

Flat-Rolled Products	102.7	123.0	315.2	449.5
% of Sales	13.4%	17.3%	13.4%	19.6%

Engineered Products	6.1	7.3	22.8	30.6
% of Sales	5.2%	6.9%	6.4%	9.4%

Operating Profit	248.4	324.5	759.8	1,022.0
% of Sales	17.8%	24.3%	18.1%	24.5%

Corporate expenses	(13.4)	(18.5)	(46.5)	(56.9)

Interest expense, net	(1.7)	(0.1)	(2.8)	(7.0)

Other expense, net of gains on asset sales	(2.8)	(4.3)	(6.7)	(10.9)

Retirement benefit expense	(2.5)	(7.6)	(5.8)	(22.7)

Income before income taxes	$228.0	$294.0	$698.0	$924.5

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Current period unaudited - Dollars in millions)

	September 30,	December 31,
	2008	2007
ASSETS

Current Assets:
Cash and cash equivalents	$272.6	$623.3
Accounts receivable, net of allowances for doubtful accounts of $6.4 and $6.3 at September 30, 2008 and December 31, 2007, respectively	744.5	652.2
Inventories, net	1,083.9	916.1
Deferred income taxes	-	18.8
Prepaid expenses and other current assets	40.2	38.3
Total Current Assets	2,141.2	2,248.7

Property, plant and equipment, net	1,523.4	1,239.5
Prepaid pension asset	266.4	230.3
Cost in excess of net assets acquired	204.2	209.8
Deferred income taxes	35.2	42.1
Other assets	141.6	125.2

Total Assets	$4,312.0	$4,095.6

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$414.4	$388.4
Accrued liabilities	290.8	277.3
Accrued income taxes	29.0	17.4
Deferred income taxes	42.7	-
Short term debt and current portion of long-term debt	20.9	20.9
Total Current Liabilities	797.8	704.0

Long-term debt	495.0	507.3
Retirement benefits	470.1	469.6
Other long-term liabilities	184.4	191.2
Total Liabilities	1,947.3	1,872.1

Total Stockholders' Equity	2,364.7	2,223.5

Total Liabilities and Stockholders' Equity	$4,312.0	$4,095.6

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited - Dollars in millions)

	Nine Months Ended
	September 30
	2008	2007

Operating Activities:

Net income	$455.0	$598.2

Depreciation and amortization	86.7	75.2
Deferred taxes	64.5	2.0
Change in managed working capital	(185.2)	(225.3)
Accrued liabilities and other	(76.4)	80.7
Cash provided by operating activities	344.6	530.8
Investing Activities:
Purchases of property, plant and equipment	(365.1)	(281.0)
Asset disposals and other	1.3	(3.8)
Cash used in investing activities	(363.8)	(284.8)
Financing Activities:
Net decrease in debt	(12.2)	(24.8)
Purchase of treasury stock	(241.8)	-
Dividends paid	(54.1)	(39.8)
Taxes on share-based compensation	(24.5)	(25.5)
Exercises of stock options	1.1	5.4
Cash used in financing activities	(331.5)	(84.7)
Increase (decrease) in cash and cash equivalents	(350.7)	161.3
Cash and cash equivalents at beginning of period	623.3	502.3
Cash and cash equivalents at end of period	$272.6	$663.6

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
Volume:	2008	2007	2008	2007
High Performance Metals (000's lbs.)
Titanium mill products	8,707	7,815	25,184	22,692
Nickel-based and specialty alloys	10,365	10,999	31,395	33,188
Exotic alloys	1,365	1,113	4,194	3,524

Flat-Rolled Products (000's lbs.)
High value	133,322	121,674	386,113	370,351
Standard	130,888	113,083	481,372	424,200
Flat-Rolled Products total	264,210	234,757	867,485	794,551

Average Prices:
High Performance Metals (per lb.)
Titanium mill products	$25.95	$29.43	$25.93	$31.31
Nickel-based and specialty alloys	$18.82	$20.49	$18.55	$19.42
Exotic alloys	$49.91	$45.16	$47.74	$42.07

Flat-Rolled Products (per lb.)
High value	$3.44	$3.37	$3.29	$3.31
Standard	$2.27	$2.57	$2.18	$2.49
Flat-Rolled Products combined average	$2.86	$2.99	$2.68	$2.87

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)

	September 30,	December 31,
	2008	2007

Accounts receivable	$744.5	$652.2
Inventory	1,083.9	916.1
Accounts payable	(414.4)	(388.4)
Subtotal	1,414.0	1,179.9

Allowance for doubtful accounts	6.4	6.3
LIFO reserve	338.4	374.6
Corporate and other	52.9	65.7
Managed working capital	$1,811.7	$1,626.5

Annualized prior 2 months sales	$5,703.7	$5,058.5

Managed working capital as a % of annualized sales	31.8%	32.2%

September 30, 2008 change in managed working capital	$185.2

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited - Dollars in millions)

	September 30,	December 31,
	2008	2007

Total debt	$515.9	$528.2
Less: Cash	(272.6)	(623.3)
Net debt (cash)	$243.3	$(95.1)

Net debt (cash)	$243.3	$(95.1)
Stockholders' equity	2,364.7	2,223.5
Net capital	$2,608.0	$2,128.4

Net debt to capital	9.3%	-4.5%

Total debt	$515.9	$528.2
Stockholders' equity	2,364.7	2,223.5
Total capital	$2,880.6	$2,751.7

Total debt to total capital	17.9%	19.2%

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of the Company, and total debt to total capitalization, which excludes cash balances.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Financial Returns
(Unaudited - Dollars in millions)

	For the 12 month period ending
	September 30,	December 31,
	2008	2007
Return on Capital Employed:
Net income	$603.9	$747.1
Add: Net interest expense, net of tax	0.4	3.1
Net income before interest (income) expense	$604.3	$750.2

Stockholders' equity, end of period	$2,364.7	$2,223.5
Total debt, end of period	515.9	528.2
Capital employed, end of period	$2,880.6	$2,751.7

Stockholders' equity, beginning of period	$2,072.9	$1,502.9
Total debt, beginning of period	529.5	553.6
Capital employed, beginning of period	$2,602.4	$2,056.5

Average capital employed	$2,741.5	$2,404.1

Return on capital employed	22.0%	31.2%

Return on Stockholders' Equity:
Net income	$603.9	$747.1

Stockholders' equity, end of period	$2,364.7	$2,223.5
Stockholders' equity, beginning of period	2,072.9	1,502.9
Average stockholders' equity	$2,218.8	$1,863.2

Return on stockholders' equity	27.2%	40.1%

In managing the financial performance of the Company, some of the measures that we focus on are return on capital employed, which is net income excluding financing costs compared to the average of the total invested and borrowed capital of the Company, and return on stockholders' equity, which measures net income compared to the average invested capital of the Company. We measure these returns using trailing twelve month periods.

CONTACT:
Allegheny Technologies
Dan L. Greenfield, 412-394-3004